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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT: Debbie Nalchajian-Cohen
(559) 222-1322

CENTRAL VALLEY COMMUNITY BANCORP
DECLARES CASH DIVIDEND

        CLOVIS, CALIFORNIA...May 21, 2003... The Board of Directors of Central Valley Community Bancorp (OTC Bulletin Board: CVCY), the parent company of Central Valley Community Bank (Bank), has declared a special cash dividend of $0.10 per share on the Company's common stock. The dividend is payable on June 30, 2003 to shareholders of record on June 2, 2003.

        "Central Valley Community Bancorp is pleased to offer this dividend as yet another opportunity to increase shareholder value," stated Daniel J. Doyle, President and Chief Executive Officer of Central Valley Community Bancorp and Central Valley Community Bank.

        Central Valley Community Bancorp trades over-the-counter under the symbol CVCY.OB. Central Valley Community Bank, headquartered in Clovis, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. The Bank operates seven full-service offices in Clovis, Fresno, Prather, Kerman, and Sacramento. Real Estate Lending and SBA Lending Departments are located in Clovis, with an Agribusiness Lending Department located in Fresno. Investment services, provided by Investment Centers of America are housed at the Bank's Main office in Clovis. Members of Central Valley Community Bancorp's and the Bank's Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick. Additional information about Central Valley Community Bank can be found at www.cvcb.com.

        Forward-looking Statements—Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained herein that are not historical facts, such as statements regarding the Company's current business strategy and the Company's plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties. Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company's results of operations, the Company's ability to continue its internal growth at historical rates, the Company's ability to maintain its net interest margin, and the quality of the Company's earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2002. Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

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CENTRAL VALLEY COMMUNITY BANCORP DECLARES CASH DIVIDEND